Exhibit 99.1

News Release FOR IMMEDIATE RELEASE	General Growth Properties, Inc. 110 N. Wacker Dr. Chicago, Illinois 60606 312.960.5000 TEL 312.960.5484 FAX

CONTACT:
Bernard Freibaum
Chief Financial Officer
General Growth Properties
(312) 960-5252
General Growth Responds to Recent
Statements in the Press and Blogs
Chicago, Illinois, January 19, 2008 — General Growth Properties, Inc. (NYSE: GGP) announced today that it is required to respond to recent inaccurate statements and irresponsible suggestions that the Company might default on its debt obligations or file a petition for bankruptcy. The Company would ordinarily not respond to these types of statements and suggestions, but in light of the current fragile condition of the real estate capital markets, it believes that it is now both imperative and in the best interests of its creditors, stockholders and employees to do so immediately. The Company responds with the following factual statements:
•	The Company is absolutely not in any danger of having to contemplate a bankruptcy filing, and the Company unequivocally has no intention of doing so.

•	Since its formation over 50 years ago, the Company has borrowed and repaid billions of dollars of loans and has never failed to pay any loan upon maturity.

•	Using conservative third party views of the current private market value of our real estate, there is currently at least $15 billion of equity value in excess of all of our debt and liabilities. With approximately 300 million outstanding shares and equivalent operating partnership units, this $15 billion of equity value in excess of debt and liabilities translates into a value of $50 per share, more than 50% above our closing price of $32.86 on Friday, January 18, 2008. Other experts place the value of our real estate above our debt considerably higher than $50 per share.

•	Conservative loan-to-property-value mortgage loans are in fact currently available to the Company for its income producing commercial properties. As previously set forth in the Company’s press releases on January 8th and 17th, because of the strong property income for financing purposes on these properties, the Company will be able to obtain mortgage loans at conservative loan-to-property-value ratios of 50%-60%.

•	Newspaper stories and blogs have compared GGP to other companies or individuals that recently utilized multi-billion dollar short term acquisition loans that are coming due in February of 2008. The Company has no such multi-billion dollar loans. The last material acquisition made by the Company was the purchase of The Rouse Company, which closed in November of 2004. At that time, an $8 billion four-year acquisition loan was obtained to complete the approximately $14 billion purchase. By early 2006, almost two years before it was due, the acquisition loan was repaid in full.

•	The Company also owns unencumbered income producing and development in progress properties that the Company believes have a value for financing purposes of at least $2.5 billion. These assets can be used through a variety of means to raise substantially more capital than could be required, even under the most “doomsday” of future possible scenarios for how the current commercial retail real estate markets might evolve over the next two years.

•	Despite current indications of softening specialty retail sales, our malls are well occupied pursuant to long-term leases. Taking into account actual 2007 Comparable NOI growth, and even assuming a weaker overall economy, the Company continues to expect Comparable NOI growth will average at least 5% for 2007-2009.
Bernie Freibaum, Chief Financial Officer of General Growth, said, “we do not like to publicly respond to unwarranted and untrue allegations, but we must do it in order to protect the interests of our Company’s constituents. We wholeheartedly agree with Barry Vinocur’s reaction to this situation, which he published in his newsletter today. Mr. Vinocur is the highly regarded editor and publisher of REIT WRAP, a daily subscription service that is purchased by virtually all institutional investors in REIT stocks. Mr. Vinocur said that ‘raising the possibility... that a company might file bankruptcy—especially in today’s environment—is very serious stuff. Moreover, is there any knowledgeable individual who would suggest there’s even a remote possibility that GGP might file bankruptcy?’ ”
“Finally,” continued Bernie Freibaum, “Mr. Vinocur adds ‘that the editors signing off on this crap should have their press passes yanked.’ ”
GGP is one of the largest U.S.-based publicly traded Real Estate Investment Trusts (REIT) based upon market capitalization. The Company currently has ownership interest in, or management responsibility for, a portfolio of more than 200 regional shopping malls in 45 states, as well as ownership in master planned community developments and commercial office buildings. The Company’s portfolio totals approximately 200 million square feet and includes over 24,000 retail stores nationwide. The Company is listed on the New York Stock Exchange under the symbol GGP. For more information, please visit the Company website at http://www.ggp.com.
This press release contains forward-looking statements, including information regarding our expected earnings, liquidity, and future financing transactions that have not yet closed. Actual results may differ materially from the results suggested by these forward-looking statements, for a number of reasons, including, but not limited to, the retail market, tenant occupancy and tenant bankruptcies, the level of indebtedness and interest rates, market conditions, land sales in the Master Planned

Communities segment, the cost and success of development and re-development projects and our ability to successfully manage growth. Readers are referred to the documents filed by General Growth Properties, Inc. with the SEC, specifically the most recent report on Form 10-K, which further identify the important risk factors which could cause actual results to differ materially from the forward-looking statements in this release. The Company disclaims any obligation to update any forward-looking statements.